EXHIBIT 7(a)

AMENDED AND RESTATED CUSTODIAN AGREEMENT

BlackRock Funds, a Massachusetts business trust (formerly known as The PNCR Fund, the “Fund”) and PFPC Trust Company, a Delaware limited purpose trust company (successor by assignment to Provident National Bank, “PFPC Trust”), are parties to the Custodian Agreement between the Fund and PFPC Trust dated October 4, 1989 (as amended hereby and as amended, supplemented or otherwise modified from time to time, the “Agreement”). The Fund and PFPC Trust wish to amend and restate the Agreement in full as of February 10, 2004.

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. As Used in This Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund to give Oral or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“Book-Entry System” means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system registered with the SEC under the 1934 Act.

(e)	“CEA” means the Commodities Exchange Act, as amended.

(f)	“Oral Instructions” means oral instructions addressed to PFPC Trust and received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person. PFPC Trust may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(g)	“SEC” means the Securities and Exchange Commission.

(h)	“Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(i)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(j)	“Property” means:

(i)	any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Fund;

(ii)	all income in respect of any of such securities or other investment items;

(iii)	all proceeds of the sale of any of such securities or investment items; and

(iv)	all proceeds of the sale of securities issued by the Fund, which are received by PFPC Trust from time to time, from or on behalf of the Fund.

(k)	“Written Instructions” means (i) written instructions signed by an Authorized

Person (or a person reasonably believed by PFPC Trust to be an Authorized Person) and addressed to and received by PFPC Trust or (ii) trade instructions transmitted to and received by PFPC Trust by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. Written Instructions may be delivered electronically (provided that instructions delivered via electronic mail shall be treated as set forth under the definition of “Oral Instructions” above) or by hand, mail or facsimile sending device.

2.	Appointment. The Fund hereby appoints PFPC Trust to provide custodian services to the Fund as set forth herein, on behalf of each of its investment portfolios (each, a “Portfolio”), and PFPC Trust accepts such appointment and agrees to furnish such services.

3.	Compliance with Laws.

In performing its duties as described herein, PFPC Trust will (i) act in a manner not inconsistent with the Fund’s most recent Prospectuses and Statements of Additional Information and all amendments and supplements thereto (as presently in effect and as from time to time amended and supplemented) and resolutions of the Fund’s Board of Trustees of which PFPC Trust is informed by the Fund and (ii) comply with all applicable requirements of the Securities Laws and of any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder. Except as specifically set forth herein, PFPC Trust assumes no responsibility for compliance by the Fund or any other entity.

4.	Instructions.

(a)	Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.

(b)	PFPC Trust shall be entitled to reasonably rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement.

(c)	The Fund agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Trust’s ability to rely upon such Oral Instructions.

5.	Right to Receive Advice.

(a)	Advice of the Fund. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from or on behalf of the Fund.

(b)	Advice of Counsel. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice at its own cost from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC Trust, at the option of PFPC Trust).

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from or on behalf of the Fund, and the advice it receives from counsel pursuant to subparagraph (b) of this Section 5, PFPC Trust shall be entitled to rely upon and follow the advice of counsel.

(d)	Protection of PFPC Trust. PFPC Trust shall be indemnified by the Fund and without liability for any action PFPC Trust takes or does not take in reasonable reliance upon directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from or on behalf of the Fund or from counsel pursuant to subparagraph (b) of this Section 5, and which PFPC Trust believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust to seek such directions or advice or Oral Instructions or Written Instructions.

6.	Books and Records. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC Trust, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations and shall, to the extent practicable, be maintained separately for each Portfolio of the Fund. The Fund, Authorized Persons and the Fund’s authorized representatives shall have access to such books and records at all times during PFPC Trust’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC Trust to the Fund or to an authorized representative of the Fund, at the Fund’s expense.

7.	Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”) and neither party shall use the other party’s Confidential Information for any purpose other than in connection with the performance of this Agreement. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC Trust; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to the foregoing obligations set forth in this Section 7 if: (a) it was already known to the receiving party at the time it was obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it was rightfully received from a third party who, to the best of the receiving party’s knowledge, was not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) release of such information by PFPC Trust is necessary in connection with the provision of services under this Agreement; (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (h) it has been or is independently developed or obtained by the receiving party.

8.	Cooperation with Accountants. PFPC Trust shall cooperate with the Fund’s independent public accountants and shall take all reasonable action to make all requested information available to such accountants as reasonably requested by the Fund, including cooperation with respect to the examinations required by Rule 17f-2 under the 1940 Act.

9.	PFPC System. PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Fund.

10.	Disaster Recovery. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.	Compensation. As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Fund will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC Trust. The Fund acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

12.	Indemnification.

(a)	The Fund agrees to indemnify, defend and hold harmless PFPC Trust and its affiliates, including their respective officers, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act taken or omitted by or on behalf of PFPC Trust in connection with the provision of services to the Fund, provided that in each case in which indemnification is sought PFPC Trust has not acted contrary to the standard of care set forth in Section 13(a) of this Agreement. Neither PFPC Trust, nor any of its affiliates, shall be indemnified against any liability to the Fund or its shareholders (or any expenses incident to such liability) arising out of PFPC Trust’s or its affiliates’ own willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of its duties under this Agreement. The obligations of each Portfolio under this Section 12(a) shall be the several (and not joint or joint and several) obligation of each Portfolio.

(b)	PFPC Trust agrees to indemnify, defend and hold harmless the Fund and its affiliates, including their respective officers, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorney’s fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly out of PFPC Trust’s willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of PFPC Trust’s duties under this Agreement.

(c)	The provisions of this Section 12 shall survive termination of this Agreement.

13.	Responsibility of PFPC Trust.

(a)	PFPC Trust shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC Trust in writing. PFPC Trust shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC Trust shall not be liable for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, negligence or breach of this Agreement on PFPC’s part in the performance of its duties under this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, (i) PFPC Trust shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) subject to Section

13(a) of this Agreement, PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice or instrument believed by PFPC Trust to be genuine.

(c)	Notwithstanding anything in this Agreement to the contrary, neither PFPC Trust nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC Trust or its affiliates.

(d)	Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Section 14(h)(ii)(B)(4) and Section 14(h)(iii)(A) of this Agreement), the Fund shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Fund shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

(e)	The provisions of this Section 13 shall survive termination of this Agreement.

14.	Description of Services.

(a)	Delivery of the Property. The Fund will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Portfolios, including cash received as a result of the issuance of Shares, during the term of this Agreement. PFPC Trust will not be responsible for any assets until actual receipt.

(b)	Receipt and Disbursement of Money. PFPC Trust, acting upon Written

Instructions, shall open and maintain a separate account for each separate Portfolio of the Fund (each an “Account”) and shall maintain in the Account of a particular Portfolio all Property, cash and other assets received from or for the Fund specifically designated to such Account.

PFPC Trust shall make cash payments from or for the Account of a Portfolio only for:

(i)	purchases of securities in the name of a Portfolio, PFPC Trust, PFPC Trust’s nominee or a sub-custodian or nominee thereof as provided in sub-section (j) and for which PFPC Trust has received a copy of the broker’s or dealer’s confirmation or payee’s invoice, as appropriate;

(ii)	purchase or redemption of Shares of the Fund delivered to PFPC Trust;

(iii)	payment of, subject to Written Instructions, interest, dividends, taxes (provided that tax which PFPC Trust considers is required to be deducted or withheld “at source” will be governed by Section 14(h)(iii)(B) of this Agreement), administration, accounting, distribution, advisory, management and support services fees and similar expenses which are to be borne by a Portfolio;

(iv)	payment to, subject to receipt of Written Instructions, the Fund’s transfer agent, as agent for the shareholders, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the transfer agent to shareholders, or, in lieu of paying the Fund’s transfer agent, PFPC Trust may arrange for the direct payment of cash dividends and distributions to shareholders in accordance with procedures mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund’s transfer agent;

(v)	payments, upon receipt of Written Instructions, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or delivered to PFPC Trust;

(vi)	payments of the amounts of dividends received with respect to securities sold short;

(vii)	payments made to a sub-custodian; and

(viii)	other payments, upon Written Instructions.

PFPC Trust is hereby authorized to endorse and collect all checks, drafts, negotiable instruments or other orders for the payment of money received as custodian for the Accounts.

(c)	Receipt of Securities; Subcustodians.

(i)	PFPC Trust shall hold all securities and non-cash Property received by it for the Accounts in a separate account that physically segregates such securities and non-cash Property from those of any other persons, firms or corporations, except for securities held in a Book-Entry System or through a sub-custodian or depository. All such securities and non-cash Property shall be held or disposed of only upon Written Instructions or otherwise pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Fund’s Board of Trustees or any officer, employee or agent of the Fund withdraw any securities.

At PFPC Trust’s own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other banks or trust companies to perform duties with respect to domestic assets. Such bank or trust company shall have aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of the 1940 Act and all applicable rules and regulations. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).

In addition, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).

PFPC Trust shall remain responsible for the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.

(d)	Transactions Requiring Instructions. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust shall:

(i)	deliver any securities held for a Portfolio against the receipt of payment for the sale of such securities or otherwise in accordance with standard market practice;

(ii)	execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments received by PFPC Trust as custodian of the Property whereby the authority of a Portfolio as owner of any securities may be exercised;

(iii)	deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

(iv)	deliver any securities held for a Portfolio against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

(v)	deliver any securities held for a Portfolio to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(vi)	make such transfer or exchanges of the assets of the Portfolios and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

(vii)	release securities belonging to a Portfolio to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Fund on behalf of that Portfolio; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

(viii)	release and deliver securities owned by a Portfolio in connection with any repurchase agreement entered into on behalf of that Portfolio, but only on receipt of payment therefor; and pay out monies of the Portfolio in connection with such repurchase agreements, but only upon the delivery of the securities;

(ix)	release and deliver or exchange securities owned by a Portfolio in connection with any conversion of such securities, pursuant to their terms, into other securities;

(x)	release and deliver securities to a broker in connection with the broker’s custody of margin collateral relating to futures and options transactions;

(xi)	release and deliver securities owned by the Fund for the purpose of redeeming in kind shares of the Fund upon delivery thereof to PFPC Trust; and

(xii)	release and deliver or exchange securities owned by the Fund for other purposes in accordance with Oral or Written Instructions.

(e)	Use of Book-Entry System or Other Depository. PFPC Trust will deposit in Book-Entry Systems and other securities depositories all securities belonging to the Portfolios eligible for deposit therein and will utilize Book-Entry Systems and other securities depositories to the extent possible in connection with settlements of purchases and sales of securities by the Portfolios, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions. Notwithstanding anything in this Agreement to the contrary, PFPC Trust’s use of a Book-Entry System shall comply with the requirements of Rule 17f-4 under the 1940 Act.

PFPC Trust shall administer a Book-Entry System or other securities depository as follows:

(i)	With respect to securities of each Portfolio which are maintained in a Book-Entry System or another securities depository, the records of PFPC Trust shall identify by book-entry or otherwise those securities as belonging to each Portfolio.

(ii)	Assets of each Portfolio deposited in a Book-Entry System or another securities depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

PFPC Trust will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time. In addition, PFPC Trust will provide the Fund with copies of any report obtained by PFPC Trust on the system of internal accounting control of the Book-Entry System promptly after receipt of such a report by PFPC Trust.

(f)	Registration of Securities. All securities held for a Portfolio which are issued or issuable only in bearer form, except such securities maintained in the Book-Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other securities maintained for a Portfolio may be registered in the name of the Fund on behalf of that Portfolio, PFPC Trust, a Book-Entry System, another depository, a sub-custodian, or any duly appointed nominee of the Fund, PFPC Trust, Book-Entry System, depository or sub-custodian. The Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Fund. The Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to maintain or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may maintain for the Accounts. With respect to uncertificated securities which are registered in the name of the Fund or a Portfolio (or a nominee thereof), PFPC Trust will reflect such securities on its records based upon the holdings information provided to it by the issuer of such securities, but notwithstanding anything in this Agreement to the contrary PFPC Trust shall not be obligated to safekeep such securities or to perform other duties with respect to such securities other than to make payment for the purchase of such securities upon receipt of Oral or Written Instructions, accept in sale proceeds received by PFPC Trust upon the sale of such securities of which PFPC Trust is informed pursuant to Oral or Written Instructions, and accept in other distributions received by PFPC Trust with respect to such securities or reflect on its records any reinvested distributions with respect to such securities of which it is informed by the issuer of the securities.

(g)	Voting and Other Action. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of a Portfolio, except in accordance with Written Instructions. PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian of the Property to the registered holder of such securities. If the registered holder is not the Fund on behalf of a Portfolio, then Written Instructions or Oral Instructions must designate the person who owns such securities.

(h)	Transactions Not Requiring Instructions. Notwithstanding anything in this Agreement requiring instructions in order to take a particular action and in the absence of a contrary Written Instruction, PFPC Trust is authorized to take the following actions without the need for instructions:

(i)	Collection of Income and Other Payments. PFPC Trust is authorized to and shall:

(A)	collect and receive for the account of each Portfolio, all income, dividends (including stock dividends), distributions, coupons (including bond coupons), rights, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise each Portfolio of such receipt and credit such income to the applicable Portfolio’s custodian account;

(B)	endorse and deposit for collection, in the name of the applicable Portfolio of the Fund, checks, drafts, negotiable instruments or other orders for the payment of money on the same day as received;

(C)	receive and hold for the account of each Portfolio all securities received as a distribution on the Portfolio’s securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to a Portfolio and held by PFPC Trust hereunder;

(D)	present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, retired or otherwise become payable (on a mandatory basis) on the date such securities become payable; and

(E)	take any action which may be reasonably necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments, including as described in subparagraph (n) of this Section 14.

(ii)	Miscellaneous Transactions.

(A)	PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

(1)	for examination by a broker or dealer selling for the account of a Portfolio in accordance with street delivery custom;

(2)	for the exchange of interim receipts or temporary securities for definitive securities; and

(3)	for transfer of securities into the name of the Fund on behalf of a Portfolio or PFPC Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PFPC Trust.

(B)	PFPC Trust shall:

(1)	pay all income items held by it which call for payment upon presentation, and hold the cash received by it upon such payment for the account of each Portfolio;

(2)	collect interest and cash dividends received, with notice to the Fund, to the account of each Portfolio;

(3)	hold for the account of each Portfolio all stock dividends, rights and similar securities issued with respect to any securities held by PFPC Trust; and

(4)	subject to receipt of such documentation and information as PFPC Trust may request, execute as agent on behalf of the Fund all necessary ownership certificates required by a national governmental taxing authority or under the laws of any U.S. state now or hereafter in effect, inserting the Fund’s name, on behalf of a Portfolio, on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

(iii)	Other Matters.

(A)	subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction);

(B)	PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be deducted or withheld “at source” by any relevant law or practice; and

(C)	PFPC Trust is authorized to release assets pursuant to any securities lending agreement to which the Fund and PFPC Trust are parties.

(i)	Segregated Accounts.

(i)	PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of each Portfolio. Such accounts may be used to transfer cash and securities, including securities in a Book-Entry System or other depository:

(A)	for the purposes of compliance by the Fund with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

(B)	upon receipt of Written Instructions, for other purposes.

(ii)	PFPC Trust shall arrange for the establishment of IRA custodian accounts for such shareholders holding Shares through IRA accounts, in accordance with the Fund’s prospectuses, the Internal Revenue Code of 1986, as amended (including regulations promulgated thereunder), and with such other procedures as are mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund’s transfer agent.

(j)	Purchases of Securities. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:

(i)	the name of the issuer and the title of the securities, including CUSIP number if applicable;

(ii)	the number of shares or the principal amount purchased and accrued interest, if any;

(iii)	the date of purchase and date and location of settlement;

(iv)	the purchase price per unit;

(v)	the total amount payable upon such purchase;

(vi)	the Portfolio involved; and

(vii)	the name of the person from whom or the broker through whom the purchase was made. PFPC Trust shall upon receipt of securities purchased by or for a Portfolio (or otherwise in accordance with standard market practice) pay out of the monies held for the account of the Portfolio the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

(k)	Sales of Securities. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:

(i)	the name of the issuer and the title of the security, including CUSIP number if applicable;

(ii)	the number of shares or principal amount sold, and accrued interest, if any;

(iii)	the date of trade and settlement;

(iv)	the sale price per unit;

(v)	the total amount payable to the Fund upon such sale;

(vi)	the name of the broker through whom or the person to whom the sale was made;

(vii)	the location to which the security must be delivered and delivery deadline, if any; and

(viii)	the Portfolio involved.

PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Portfolio upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding anything to the contrary in this Agreement, PFPC Trust may accept payment in such form as is consistent with standard market practice and may deliver assets and arrange for payment in accordance with standard market practice.

(l)	Reports; Proxy Materials.

(i)	PFPC Trust shall furnish to the Fund the following reports:

(A)	such periodic and special reports as the Fund may reasonably request;

(B)	a monthly statement summarizing all transactions and entries for the account of each Portfolio, listing the portfolio securities belonging to each Portfolio (with the corresponding security identification number) held at the end of such month and stating the cash balance, including disbursements, of each Portfolio at the end of such month;

(C)	the reports required to be furnished to the Fund pursuant to Rule 17f-4 under the 1940 Act; and

(D)	such other information as may be agreed upon from time to time between the Fund and PFPC Trust.

(ii)	PFPC Trust shall transmit promptly to the Fund any proxy statement, proxy materials, notice of a call or conversion or similar communication received by it as custodian of the Property. Upon termination of this Agreement PFPC Trust shall have no responsibility to transmit such materials, notices or other similar communications.

(m)	Crediting of Accounts. PFPC Trust may in its sole discretion credit an Account with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust’s actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in an Account on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Account; provided that nothing in this Agreement or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust’s actual receipt thereof. If PFPC Trust has credited an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust’s actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust’s actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Fund. The Fund hereby grants a first priority contractual possessory security interest in and a right of setoff against the assets maintained in an Account under this Agreement in the amount necessary to secure the return and payment to PFPC Trust of any advance or credit made by PFPC Trust (including charges related thereto) to such Account.

(n)	Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Fund. If payment is not received by

PFPC Trust within a reasonable time after proper demands have been made by PFPC Trust, PFPC Trust shall notify the Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses thereto and shall await instructions from the Fund. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.

(o)	Foreign Exchange. PFPC Trust and/or sub-custodians may enter into or arrange foreign exchange transactions (at such rates as they may consider appropriate) in order to facilitate transactions under this Agreement, and such entities and/or their affiliates may receive compensation in connection with such foreign exchange transactions. Any foreign exchange transactions with affiliates of the Fund shall be subject to the applicable requirements of the 1940 Act.

(p)	Regulatory Requests. PFPC Trust will provide information and documentation relating to the Fund or other assistance relating to such information and documentation as the Fund may reasonably request to help the Fund respond to any government or regulatory request, including but not limited to a subpoena or request for information, provided, however, that if responding to such a request would cause an undue burden on PFPC Trust or would cause PFPC Trust to bear undue expense, PFPC Trust at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Fund and PFPC Trust.

(q)	Fund Information Requests. PFPC Trust will provide such information relating to the Fund as the Fund may reasonably request in connection with the services provided by PFPC Trust to the Fund pursuant to this Agreement, provided, however, that if responding to such a request would cause an undue burden on PFPC Trust or would cause PFPC Trust to bear undue expense, PFPC Trust at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Fund and PFPC Trust.

(r)	Other Services. PFPC Trust will provide such additional services to the Fund pursuant to this Agreement as shall be agreed in writing between the Fund and PFPC Trust from time to time.

15.	Duration and Termination. This Agreement shall continue in effect for a term of three years commencing as of the date hereof, and at the end of such three-year period shall automatically continue for successive one-year terms, provided, that the Fund’s Board of Trustees (“Board”) shall review this Agreement from time to time and at least annually in reference to the terms and conditions specifically set forth below in clauses (a)(i) to (iii) of this Section 15. Notwithstanding the above, this Agreement may be terminated:

(a)	during the first three years, without the payment of penalty for such termination:

(i)	by the Fund, on ninety (90) days prior written notice, as may be required by and consistent with the Board’s fiduciary obligations under the 1940 Act in connection with any annual review; however, in connection with such review of this Agreement by the Board, the Board acknowledges the fees to be received by PFPC Trust hereunder are fair and reasonable for a three-year term; or

(ii)	by the Fund, on sixty (60) days prior written notice, if PFPC Trust is in material breach of this Agreement and PFPC Trust has not remedied such breach within such sixty (60) day period; or

(iii)	by the Fund, on sixty (60) days prior written notice, if PFPC Trust:

(1)	enters into a transaction that would result in a change of control of greater than 50% of the beneficial ownership of the shares of beneficial interest of PFPC Trust, other than any such change of control where the Board determines the successor entity has similar financial standing and ability to provide services hereunder as PFPC Trust; or

(2)	files a petition for bankruptcy, or another comparable filing by PFPC Trust has occurred; or

(3)	has a materially impaired financial condition; or

(4)	has a significant regulatory problem or is the subject of a significant regulatory investigation; and

in the case of subsections (1) through (4) above, the Board determines in the exercise of its fiduciary obligations under the 1940 Act that such event materially impairs PFPC Trust’s ability to perform its duties under this Agreement; or

(iv)	by PFPC Trust, on one hundred fifty (150) days prior written notice, if the Fund is in material breach of the Agreement; and

(b)	at any time after the first three years, without the payment of any penalty, on ninety (90) days prior written notice by the Fund or on one hundred fifty (150) days prior written notice by PFPC Trust.

In the event of termination by the Fund pursuant to Sections 15(a)(i) or (b) or by PFPC Trust after a material breach of this Agreement by the Fund, all expenses (which shall not be deemed a penalty) associated with movement (or duplication) of records and materials, deconversion and conversion to a successor custodian or other service provider incurred by PFPC Trust, will be borne by the Fund.

During the first three years commencing as of the date hereof, BlackRock Advisors, Inc. will not recommend termination of this Agreement provided such action or inaction by BlackRock Advisors, Inc. is not contrary to its fiduciary obligations to the Fund.

In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other Property of the Portfolios to the Fund. It may deliver them to a bank or trust company of PFPC Trust’s choice, having aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement. PFPC Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs and expenses. PFPC Trust shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for the payment of its fees, compensation, costs and expenses.

16.	Notices. Notices shall be addressed (a) if to PFPC Trust, at 8800 Tinicum Boulevard, 3rd Floor, Philadelphia, Pennsylvania 19153, Attention: Sam Sparhawk; (b) if to the Fund, at BlackRock Funds, 40 East 52nd Street, New York, New York 10022, Attention: Robert Connolly, Esq.; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic delivery, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17.	Amendments. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18.	Assignment. PFPC Trust may assign this Agreement to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc., provided that PFPC Trust obtains the Fund’s prior written consent to such assignment.

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Miscellaneous.

(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)	No Representations or Warranties. Except as expressly provided in this Agreement, PFPC Trust hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)	No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees that no modifications to its registration statement and no policies which it may adopt or resolutions which the Board may adopt will affect materially the obligations or responsibilities of PFPC Trust hereunder without the prior written approval of PFPC Trust, which approval shall not be unreasonably withheld or delayed.

(d)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)	Information. The Fund will provide such information and documentation as PFPC Trust may reasonably request in connection with services provided by PFPC Trust to the Fund.

(f)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Notwithstanding the foregoing sentence, if any provision of this Agreement relating directly or indirectly to the term of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the parties shall immediately negotiate in good faith in order to agree upon a new provision which is either (i) economically equivalent to the invalid provision or (ii) acceptable to the party adversely affected by the invalidity of the prior provision.

(h)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(i)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(j)	Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Consistent with this requirement, PFPC Trust may request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC Trust may also ask

(and may have already asked) for additional identifying information, and PFPC Trust may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k)	Liability of Trustees, Etc. The names “BlackRock Funds” and “Trustees of BlackRock Funds” refer specifically to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, officers, shareholders, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this amendment and restatement to be executed as of February 10, 2004.

PFPC TRUST COMPANY

By:	/s/ Edward A. Smith III

Title:	Vice President

BLACKROCK FUNDS

By:	/s/ Paul Audet

Title:	Treasurer

By executing this joinder to this Agreement, BlackRock Advisors, Inc. hereby agrees to be bound by all of the terms, provisions, covenants and obligations set forth in Section 15 of this Agreement.

BLACKROCK ADVISORS, INC.

By: /s/ Ralph L. Schlosstein

Title: President

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